Exhibit 99.1
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                                                          [COMPANY LOGO OMITTED]
                                                                  MAXCOR
FOR IMMEDIATE RELEASE
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             MAXCOR FINANCIAL GROUP DECLARES QUARTERLY CASH DIVIDEND
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              $.0625 per common share to be paid on March 16, 2004
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                    to holders of record on February 27, 2004
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         (New York - February 17, 2004) - Maxcor Financial Group Inc. (Nasdaq:
MAXF) announced today that its Board of Directors has declared a cash dividend of $.0625 per share of common stock for its fourth quarter ended December 31, 2003. The dividend will be paid on March 16, 2004 to holders of record on February 27, 2004. The anticipated annual dividend rate of $.25 per share represents a 2.0% yield based on Friday's closing share price of $12.74.

         Maxcor Financial Group Inc. (www.maxf.com), through its various Euro Brokers businesses, is a leading domestic and international inter-dealer brokerage firm specializing in interest rate and other derivatives, emerging market debt products, cash deposits and other money market instruments, U.S. Treasury and federal agency bonds and repurchase agreements, and other fixed income securities. Maxcor Financial Inc., the Company's U.S. registered broker-dealer subsidiary, also conducts institutional sales, trading and research operations in corporate bonds, municipal bonds, convertible securities and equities. The Company employs approximately 500 persons worldwide and maintains principal offices in New York, London and Tokyo.

For further information, please contact:

                  Michelle Jordan (media)      Roger Schwed (Maxcor - New York)
                  714-435-0678 (office)        646-346-7000 (office)
                  949-632-7848 (cellular)


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